Exhibit 99.1

NEWS

FOR RELEASE: 7:00 AM CT, Tuesday, February 28, 2006

Charter Reports Fourth-Quarter and Full-Year 2005
Financial and Operating Results

The Company Added 133,400 Revenue Generating Units
During the Fourth Quarter as a Result of Targeted Marketing Efforts

St. Louis, MO - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the "Company" or "Charter") today reported fourth-quarter 2005 revenues of $1.342 billion, an increase of 5.2%, and adjusted EBITDA of $491 million, a decrease of 4.1%, compared to the fourth quarter of 2004, primarily due to increased marketing expenditures, costs associated with improved customer service levels, and expenses related to revenue generating unit (RGU) growth. Revenues for the 12 months ended December 31, 2005, were $5.254 billion, an increase of 5.6% over 2004, and adjusted EBITDA for the year was $1.927 billion, essentially flat with 2004.

Highlights

•
During the fourth quarter Charter added a net 133,400 RGUs, the highest fourth-quarter RGU net gain in three years and a dramatic improvement over the net loss of 27,600 RGUs in the fourth quarter of 2004, while growing year-over-year average monthly revenue per analog video customer nearly 8%.

•
The Company added 442,300 RGUs during 2005, a nearly 75% increase over 2004 additions, pro forma for the July 2005 Asset Sales (as defined below), reflecting continuous momentum in customer growth driven by targeted marketing.

•	Charter extended its telephone service footprint reach to nearly 25% of total homes passed at the end of 2005, and grew the telephone customer base 35% during the fourth quarter.

"During the fourth quarter we continued to see customer growth momentum generated by our investments in targeted marketing and customer service improvements," said Neil Smit, President and Chief Executive Officer. "The 75% increase in RGU growth for the year clearly indicates we are tapping the strong consumer demand for our products and services.  Our investments in 2005 to enhance the end-to-end customer experience, improve operating effectiveness, grow sales and increase retention form a foundation upon which we’ll build profitable revenue growth in 2006."

Charter today also announced the signing of two separate definitive agreements for an aggregate of approximately $896 million to sell cable television systems serving approximately 549,000 RGUs, including 316,000 analog video, 142,000 digital video and 91,000 high-speed Internet (HSI) customers in 1) West Virginia and Virginia to Cebridge Connections, Inc.; and 2) Illinois and Kentucky to Telecommunications Management, LLC, doing business as New Wave Communications. These agreements are consistent with Charter’s strategy to optimize its footprint and demonstrate its commitment to improve the efficiency of operations and focus on geographically strategic assets.

"Throughout 2005 and in early 2006, we took a number of steps to improve our liquidity and extend maturities, and the asset sales announced today will further enhance liquidity for reinvestment in our business for future growth," said Mr. Smit. "Our primary focus is to increase profitable revenues in order to maximize our return on invested capital, and further improving our balance sheet and addressing near-term maturities remains a priority. We’ll explore opportunities to further improve Charter’s long-term financial flexibility and to optimize our footprint through sales or trades to enhance overall operating efficiency and growth potential," Mr. Smit continued. "I believe we have the right strategy and the right management team in place to better position Charter for long-term sustained growth and success."

Operating Results

Charter’s increased investment in targeted marketing and improved service levels during the second half of 2005 drove improvements in customer growth across all product categories. During the fourth quarter of 2005 Charter added a net 133,400 RGUs, the highest fourth-quarter RGU net gain in three years, and a 161,000 improvement compared to the loss for the fourth quarter of 2004. Fourth-quarter RGU growth was driven by the addition of 76,400 HSI customers, 47,200 digital video customers, and 31,600 telephone customers, partially offset by the loss of 21,800 analog video customers. Analog video losses improved nearly 75% and digital video gains reflect a 61,400 improvement compared to the fourth quarter of 2004.

Total revenue per analog video customer increased 7.6% for the fourth quarter of 2005 compared to 2004 due to value-driven marketing, price increases, and an increase in sales of telephone service and enhanced video services including video on demand, high-definition television, and digital video recorders. Digital video revenue per customer increased 10.3%, and average revenue per HSI customer remained consistent with the year-ago quarter.

Pro forma for the July 2005 Asset Sales (as defined below), Charter added 442,300 RGUs, a nearly 75% increase over 2004 additions. The Company added 312,600 HSI customers and 133,400 digital video customers on a pro forma basis during the year. On a pro forma basis, Charter lost a net 79,800 analog video customers during 2005, a more than 60% reduction from the loss of 209,000 analog video customers in 2004.

Mr. Smit noted that churn for the fourth quarter of 2005 declined compared to the fourth quarter of 2004, the fourth consecutive quarter of year-over-year improvement. Bad debt expense for the fourth-quarter and full-year 2005 also declined 9.6% and 17.2%, respectively, compared to 2004. "These improvements, coupled with growth in average revenue per customer, demonstrate the quality of the customers we’re gaining," said Mr. Smit. "Our targeted marketing investments and bundled-product offerings are aimed to increase RGUs in order to grow profitable revenues, and we’re doing just that," he continued.

Growth in Charter’s telephone customer base accelerated throughout 2005, with a 35% increase in customers during the fourth quarter. As of December 31, 2005, telephone service was available to a total of 2,918,000 homes, and the Company currently plans to pass six million to eight million homes by year end 2006. In markets where telephone service is available, Charter is experiencing reduced customer churn, increased revenue-per-customer, and improved customer satisfaction.

As of December 31, 2005, Charter served approximately 10,999,000 RGUs, 5,884,500 analog video, 2,796,600 digital video, 2,196,400 HSI and 121,500 telephone customers.

During July 2005, Charter completed the sale of certain geographically non-strategic cable systems in Texas and West Virginia (the "July 2005 Asset Sales"), which served approximately 26,800 analog video customers. The asset sales announced today are not reflected in pro forma statistics.

Fourth-Quarter Financial Results

Pro forma for the July 2005 Asset Sales, and excluding $6 million of credits issued to customers impacted by hurricanes Katrina and Rita, revenue for the fourth quarter of 2005 increased by $77 million, or 6.1%, compared to the fourth quarter of 2004.

Actual fourth-quarter 2005 revenues were $1.342 billion, an increase of $66 million, or 5.2%, over fourth-quarter 2004 revenues of $1.276 billion. The increase was primarily driven by growth in HSI revenues of $34 million, or 16.7%, reflecting customer growth. Video revenues increased $11 million, or 1.3%, compared to the fourth quarter of 2004, due to an increase in average monthly video revenue per customer and digital video customer growth, partially offset by the loss of analog video customers. Telephone revenues more than doubled to $13 million, reflecting significant growth in this new service deployment. Commercial revenues increased $11 million, or 17.5%, and advertising sales revenues declined $4 million, or 4.8%, due primarily to higher political advertising in the 2004 election year, for the fourth quarter of 2005 compared to the fourth quarter of 2004.

Fourth-quarter 2005 operating costs and expenses were $851 million, an increase of $87 million, or 11.4%, compared to the year-ago quarter. The primary drivers of these increased operating costs and expenses were marketing expenditures, costs associated with improved customer service levels, and expenses related to RGU growth. These expenditures were necessary to achieve Charter’s goals to improve the end-to-end customer experience, increase sales and retention, and grow profitable revenues.

Marketing costs increased $18 million, or 78.3%, compared to the fourth quarter of 2004, due to increased targeted marketing efforts that began in the third quarter of 2005 to generate profitable revenue growth. Service costs increased $29 million, or 16.7%, as a result of increased RGUs and improved service levels. General and administrative costs increased $18 million, or 8.5%, due to increases related to investments to improve service levels in Charter’s customer care centers, partially offset by decreases in bad debt expense and property taxes.

Programming costs increased $23 million, or 7.0%, compared to the fourth quarter of 2004, primarily due to price increases, particularly in sports programming. Advertising sales costs decreased $1 million, or 3.8%.

Charter reported income from operations of $119 million for the fourth quarter of 2005, compared to $108 million for the fourth quarter of 2004. The increase in income from operations was primarily driven by an $18 million loss on sale of assets recorded in the fourth quarter of 2004, compared to a $1 million loss in the fourth quarter of 2005, partially offset by the higher operating expenses described above.

Net loss applicable to common stock for the fourth quarter of 2005 was $336 million, and loss per common share was $1.06. For the fourth quarter of 2004, Charter reported a net loss applicable to common stock and loss per common share of $340 million, and $1.12, respectively.

Full-Year 2005 Financial Results

Pro forma for the July 2005 Asset Sales and the sale of systems in March and April 2004, and excluding $12 million of credits issued to customers impacted by the hurricanes, revenue for the year ended December 31, 2005, increased $328 million, or 6.7%, compared to the year ago period.

Actual revenues for the 12 months ended December 31, 2005, were $5.254 billion, an increase of $277 million, or 5.6%, over 2004 revenues of $4.977 billion. The increase was driven primarily by growth in HSI revenues of $167 million, or 22.5%, primarily due to a higher customer base. Video revenues increased $28 million, or 0.8%, compared to 2004, due to an increase in average monthly video revenue per customer, and an increase in digital video customers, partially offset by the loss of analog video customers during the period, and $9 million of credits issued to customers related to hurricane outages. Telephone revenues increased $18 million, to $36 million, reflecting significant growth in this new service deployment. Commercial revenues increased $41 million, or 17.2%, and advertising sales revenues increased $5 million, or 1.7%, due to increased local advertising sales, partially offset by declines in national advertising in 2005, reflecting higher political advertising in the 2004 election year.

For the 12 months ended December 31, 2005, operating costs and expenses were $3.327 billion, an increase of $276 million, or 9.0%, compared to 2004. The primary drivers of increased operating costs and expenses for the year were marketing expenditures, costs associated with improved customer service levels, and expenses related to RGU growth.

Marketing costs increased $23 million, or 18.9%, compared to 2004, due to increased targeted marketing efforts that began in the third quarter of 2005 to generate profitable revenue growth. Service costs increased $112 million, or 16.9%, as a result of increased RGUs and improved service levels. General and administrative costs increased $40 million, or 4.7%, due to increases related to investments to improve service levels in Charter’s customer care centers, partially offset by decreases in bad debt expense, property taxes and property and casualty insurance.

Programming costs increased $98 million, or 7.4%, compared to 2004, primarily due to price increases, particularly in sports programming. Advertising sales costs increased $3 million, or 3.1%.

Charter reported income from operations of $343 million for the year ended December 31, 2005, compared to a loss of $2.046 billion for 2004. The variance in income from operations was primarily driven by the impairment of franchises and special charges in part related to litigation costs incurred in the settlement of the securities class action lawsuits recorded in 2004, as well as the variances discussed above, partially offset by an $86 million gain primarily related to asset sales occurring in March and April 2004, compared to a loss on sale of assets of $6 million in 2005.

Net loss applicable to common stock and loss per common share for the year ended December 31, 2005, were $970 million, and $3.13, respectively. For the year ended December 31, 2004, Charter reported net loss applicable to common stock and loss per common share of $4.345 billion and $14.47, respectively.

Liquidity

Pro forma for the July 2005 Asset Sales and excluding the impact of credits associated with the hurricanes, adjusted EBITDA decreased 2.4% for the fourth quarter of 2005 as compared to the year-ago period. Actual adjusted EBITDA totaled $491 million for the three months ended December 31, 2005, a decrease of $21 million, or 4.1%, compared to the year-ago period. Pro forma for the July 2005 Asset Sales and the sale of systems in March and April 2004, and excluding the impact of credits associated with the hurricanes, adjusted EBITDA increased 1.7% for the year ended December 31, 2005, compared to 2004. Actual adjusted EBITDA for the year ended December 31, 2005, was $1.927 billion, essentially flat with 2004.

Net cash flows provided by operating activities for the fourth quarter of 2005 were $142 million, compared to $89 million for the year-ago quarter. Net cash provided by operating activities decreased $212 million, or 44.9%, to $260 million for the year ended December 31, 2005, from $472 million for 2004. The decrease in net cash provided by operating activities is primarily a result of an increase in cash interest expense of $189 million, combined with changes in operating assets and liabilities that used $45 million more cash during 2005 than in 2004.

Expenditures for property, plant and equipment for the fourth quarter of 2005 were $273 million, compared to fourth-quarter 2004 expenditures of $285 million. For the year ended December 31, 2005, expenditures for property, plant and equipment were $1.088 billion, compared to $924 million in 2004. The increase in capital expenditures was the result of expanding our telephone service footprint, deployment of advanced digital set-top terminals, and capital expenditures to replace plant and equipment destroyed by the hurricanes. During 2006, Charter expects capital expenditures to be flat with 2005 at approximately $1.0 billion - $1.1 billion, primarily for purchases of customer premise equipment, support capital, and scalable infrastructure investments.

Charter reported negative free cash flow of $172 million for the fourth quarter of 2005 compared to $129 million for the fourth quarter of 2004. Negative free cash flow for the year ended December 31, 2005, was $696 million, compared to $344 million for 2004. Higher capital expenditures and interest on cash-pay obligations contributed to the increase in negative free cash flow.

As of December 31, 2005, Charter had $19.388 billion of long-term debt and $21 million of cash on hand. The Company’s total potential borrowing availability under the Charter Communications Operating, LLC ("Charter Operating") credit facility totaled $553 million as of December 31, 2005, none of which was restricted by financial covenants. Effective January 2, 2006, Charter had additional availability of $600 million under the CCO Holdings, LLC senior bridge loan commitment, which was reduced to $435 million as a result of the debt offering described below.

As part of the Company’s ongoing efforts to extend maturities and improve liquidity, in January 2006, CCH II, LLC and CCH II Capital Corp. issued $450 million of 10.250% Senior Notes due 2010 to repay, but not permanently reduce, amounts outstanding under the Charter Operating revolving credit facility. Pro forma for this transaction, approximate credit facility availability was $984 million based on December 31, 2005, outstanding debt balances and the bridge loan commitment was reduced to $435 million, for a total of $1.419 billion of availability. The asset sales announced this morning will also provide additional liquidity and financial flexibility for the Company. Under the terms of the bridge loan, bridge availability will be reduced by the proceeds of asset sales.

The Company expects that cash on hand, cash flows from operating activities, and the amounts available under its credit facilities and bridge loan will be adequate to meet its cash needs in 2006. The Company plans to continue its opportunistic approach to maintain liquidity, extend maturities, and de-lever the balance sheet.

Hurricanes Katrina and Rita

    Charter’s operations in the Gulf Coast were affected by hurricanes Katrina and Rita, with the majority of damage in Louisiana and Mississippi, and minor damage in Alabama and Georgia. The hurricanes impacted approximately 216,000 customers. Service has been restored to all areas.

The Company has estimated credits to customers for outages through December 31, 2005, which are reflected as a reduction of revenue, of $6 million and $12 million for the three and 12 months ended December 31, 2005, respectively. Charter estimates the net loss of analog video customers related to the hurricanes was approximately 8,200 through December 31, 2005, and expects an additional 10,000 to 15,000 of customer losses in the first quarter of 2006. Capital expenditures incurred in 2005 related to hurricane damages were approximately $44 million. The Company does not expect to incur significant additional capital expenditures related to hurricane damage repair.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale or retirement of assets, asset or franchise impairment charges, option compensation expense, and unfavorable contracts and settlements. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and the Board of Directors to measure the Company’s ability to fund operations and its financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. The Company believes this is an important measure as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain Charter’s plant, without regard to the Company’s leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing Charter’s ability to service its debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $31 million and $25 million for the three months ended December 31, 2005 and 2004, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of December 31, 2005, Charter and its subsidiaries are in compliance with their debt covenants and expect to remain in compliance for the next 12 months.

Conference Call

The Company will host a Conference Call on Tuesday, February 28, 2006, at 9:00 AM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company’s website at www.charter.com. Access the webcast by clicking on "About Us" at the top right of the page, then again on "Investor Center." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight March 7, 2006. The passcode for the replay is 5334687.

About Charter Communications

Charter Communications, Inc., a leading broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™, Charter High-

Speed™ Internet service and Charter Telephone™. Charter Business™ provides scalable, tailored and cost-effective broadband communications solutions to organizations of all sizes through business-to-business Internet, data networking, video and music services. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com <<http://www.charter.com>>.

# # #

Contact:

Press:       Analysts:
Anita Lamont     Mary Jo Moehle
314/543-2215     314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. The Company will not undertake to revise forward-looking projections to reflect events after this date. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•
our ability to comply with all covenants in our indentures, the bridge loan and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•
our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended December 31,			Year Ended December 31,
	2005	2004		2005	2004
	Actual	Actual	% Change	Actual	Actual	% Change

REVENUES:
Video (a)	$850	$839	1.3%	$3,401	$3,373	0.8%
High-speed Internet (b)	237	203	16.7%	908	741	22.5%
Telephone	13	5	160.0%	36	18	100.0%
Advertising sales	80	84	(4.8)%	294	289	1.7%
Commercial	74	63	17.5%	279	238	17.2%
Other	88	82	7.3%	336	318	5.7%
Total revenues	1,342	1,276	5.2%	5,254	4,977	5.6%

COSTS AND EXPENSES:
Programming	351	328	7.0%	1,417	1,319	7.4%
Service	203	174	16.7%	775	663	16.9%
Advertising sales	25	26	(3.8)%	101	98	3.1%
General and administrative	231	213	8.5%	889	849	4.7%
Marketing	41	23	78.3%	145	122	18.9%
Operating costs and expenses	851	764	11.4%	3,327	3,051	9.0%

Adjusted EBITDA	491	512	(4.1)%	1,927	1,926	0.1%

Adjusted EBITDA margin	37%	40%		37%	39%

Depreciation and amortization	365	390		1,499	1,495
Impairment of franchises	-	-		-	2,433
Asset impairment charges	-	-		39	-
(Gain) loss on sale of assets, net	1	18		6	(86)
Option compensation expense (income), net	3	(3)		14	31
Hurricane asset retirement loss	-	-		19	-
Special charges, net	3	4		7	104
Unfavorable contracts and other settlements	-	(5)		-	(5)

Income (loss) from operations	119	108		343	(2,046)

OTHER INCOME AND EXPENSES:
Interest expense, net	(456)	(443)		(1,789)	(1,670)
Gain on derivative instruments and hedging activities, net	7	21		50	69
Loss on debt to equity conversions	-	-		-	(23)
Gain (loss) on extinguishment of debt and preferred stock	23	(10)		521	(31)
Other, net	1	3		22	3
	(425)	(429)		(1,196)	(1,652)

Loss before minority interest, income taxes
and cumulative effect of accounting change	(306)	(321)		(853)	(3,698)

Minority interest	10	(5)		1	19

Loss before income taxes
and cumulative effect of accounting change	(296)	(326)		(852)	(3,679)

Income tax benefit (expense)	(40)	(13)		(115)	103

Loss before cumulative effect of accounting change	(336)	(339)		(967)	(3,576)

Cumulative effect of accounting change, net of tax	-	-		-	(765)

Net loss	(336)	(339)		(967)	(4,341)

Dividends on preferred stock - redeemable	-	(1)		(3)	(4)

Net loss applicable to common stock	$(336)	$(340)		$(970)	$(4,345)

Loss per common share, basic and diluted	$(1.06)	$(1.12)		$(3.13)	$(14.47)

Weighted average common shares outstanding, basic and diluted	317,272,233	302,934,348		310,159,047	300,291,877

(a) Video revenues is net of $4 million and $9 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages for the three months and year ended
December 31, 2005, respectively.

(b) High-speed Internet revenues is net of $2 million and $3 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages for the three months and year ended December 31, 2005.

Addendum to Charter Communications, Inc. Fourth Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended December 31,			Year Ended December 31,
	2005	2004		2005	2004
	Pro Forma (a)	Pro Forma (a)	% Change	Pro forma (a)	Pro Forma (a)	% Change

REVENUES:
Video	$854	$835	2.3%	$3,401	$3,337	1.9%
High-speed Internet	239	203	17.7%	911	739	23.3%
Telephone	13	5	160.0%	36	18	100.0%
Advertising sales	80	84	(4.8)%	294	287	2.4%
Commercial	74	63	17.5%	279	234	19.2%
Other	88	81	8.6%	336	314	7.0%
Total revenues	1,348	1,271	6.1%	5,257	4,929	6.7%

COSTS AND EXPENSES:
Programming	351	326	7.7%	1,414	1,305	8.4%
Service	203	173	17.3%	773	658	17.5%
Advertising sales	25	26	(3.8)%	101	97	4.1%
General and administrative	231	213	8.5%	887	842	5.3%
Marketing	41	24	70.8%	145	122	18.9%
Operating costs and expenses	851	762	11.7%	3,320	3,024	9.8%

Adjusted EBITDA	497	509	(2.4)%	1,937	1,905	1.7%

Adjusted EBITDA margin	37%	40%		37%	39%

Depreciation and amortization	365	388		1,497	1,481
Impairment of franchises	-	-		-	2,422
Asset impairment charges	-	-		8	-
Loss on sale of assets, net	1	18		7	19
Option compensation expense (income), net	3	(3)		14	31
Special charges, net	3	4		7	104
Unfavorable contracts and other settlements	-	(5)		-	(5)

Income (loss) from operations	125	107		404	(2,147)

OTHER INCOME AND EXPENSES:
Interest expense, net	(456)	(442)		(1,787)	(1,664)
Gain on derivative instruments and hedging activities, net	7	21		50	69
Loss on debt to equity conversions	-	-		-	(23)
Gain (loss) on extinguishment of debt and preferred stock	23	(10)		521	(31)
Other, net	1	3		22	3
	(425)	(428)		(1,194)	(1,646)

Loss before minority interest, income taxes
and cumulative effect of accounting change	(300)	(321)		(790)	(3,793)

Minority interest	10	(5)		1	19

Loss before income taxes
and cumulative effect of accounting change	(290)	(326)		(789)	(3,774)

Income tax benefit (expense)	(40)	(13)		(115)	103

Loss before cumulative effect of accounting change	(330)	(339)		(904)	(3,671)

Cumulative effect of accounting change, net of tax	-	-		-	(765)

Net loss	(330)	(339)		(904)	(4,436)

Dividends on preferred stock - redeemable	-	(1)		(3)	(4)

Net loss applicable to common stock	$(330)	$(340)		$(907)	$(4,440)

Loss per common share, basic and diluted	$(1.04)	$(1.12)		$(2.93)	$(14.78)

Weighted average common shares outstanding, basic and diluted	317,272,233	302,934,348		310,159,047	300,291,877

(a) Pro forma results reflect the sales of systems in March and April 2004 and in July 2005 (collectively referred to as the "System Sales") as if they occurred as of January 1, 2004 for all periods presented and the removal of the financial impact of hurricanes Katrina and Rita. Actual revenues were reduced by $5 million for the three months ended December 31, 2004 and
$9 million and $48 million for the years ended December 31, 2005 and 2004, respectively, related to the System Sales and were increased by $6 million and $12 million for the three months and year ended December 31, 2005, respectively, related to credits issued to hurricanes Katrina and Rita impacted customers related to service outages. Actual adjusted EBITDA was reduced by $3 million for the three months ended December 31, 2004 and $2 million and $21 million for the years ended December 30, 2005 and 2004, respectively, related to the System
Sales and was increased by $6 million and $12 million for the three months and year ended December 31, 2005, respectively, for the hurricanes revenue credits. Actual net loss was reduced by $0.3 million for the three months ended December 31, 2004 and reduced by $32 million and increased by $95 million for the year ended December 31, 2005 and 2004, respectively, related to the System Sales and was reduced by $6 million and $12 million for the three months and year ended December 31, 2005, respectively, related to the hurricanes revenue credits and $19 million for the year ended December 31, 2005 related to the hurricane asset retirement loss. The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future. Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. Fourth Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	December 31,
	2005	2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$21	$650
Accounts receivable, net of allowance for doubtful accounts	214	190
Prepaid expenses and other current assets	92	82
Total current assets	327	922

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,840	6,289
Franchises, net	9,826	9,878
Total investment in cable properties, net	15,666	16,167

OTHER NONCURRENT ASSETS:	438	584
Total assets	$16,431	$17,673

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,191	$1,217
Total current liabilities	1,191	1,217

LONG-TERM DEBT	19,388	19,464

NOTE PAYABLE - RELATED PARTY	49	-

DEFERRED MANAGEMENT FEES - RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	517	681

MINORITY INTEREST	188	648

PREFERRED STOCK - REDEEMABLE	4	55

SHAREHOLDERS' DEFICIT	(4,920)	(4,406)
Total liabilities and shareholders' deficit	$16,431	$17,673

Addendum to Charter Communications, Inc. Fourth Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Year Ended December 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(967)	$(4,341)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	(1)	(19)
Depreciation and amortization	1,499	1,495
Impairment of franchises	-	2,433
Asset impairment charges	39	-
(Gain) loss on sale of assets, net	6	(86)
Option compensation expense, net	14	27
Hurricane asset retirement loss	19	-
Special charges, net	-	85
Unfavorable contracts and other settlements	-	(5)
Noncash interest expense	254	324
Gain on derivative instruments and hedging activities, net	(50)	(69)
Loss on debt to equity conversions	-	23
(Gain) loss on extinguishment of debt and preferred stock	(527)	20
Other, net	(22)	(3)
Deferred income taxes	109	(109)
Cumulative effect of accounting change, net of tax	-	765
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(29)	(7)
Prepaid expenses and other assets	97	(2)
Accounts payable, accrued expenses and other	(181)	(59)
Net cash flows from operating activities	260	472

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,088)	(924)
Change in accrued expenses related to capital expenditures	8	(43)
Proceeds from sale of assets	44	744
Purchases of investments	(3)	(17)
Proceeds from investments	17	-
Other, net	(3)	(3)
Net cash flows from investing activities	(1,025)	(243)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,207	3,148
Repayments of long-term debt	(1,239)	(5,448)
Proceeds from issuance of debt	294	2,882
Payments for debt issuance costs	(70)	(145)
Redemption of preferred stock	(56)	-
Purchase of pledge securities	-	(143)
Net cash flows from financing activities	136	294

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(629)	523
CASH AND CASH EQUIVALENTS, beginning of period	650	127
CASH AND CASH EQUIVALENTS, end of period	$21	$650

CASH PAID FOR INTEREST	$1,526	$1,302

NONCASH TRANSACTIONS:
Issuance of debt by CCH I Holdings, LLC	$2,423	$-
Issuance of debt by CCH I, LLC	$3,686	$-
Issuance of debt by Charter Communications Operating, LLC	$333	$-
Retirement of Charter Communications Holdings, LLC debt	$(7,000)	$-
Issuance of shares in Securities Class Action Settlement	$15	$-
CC VIII Settlement - exchange of interests	$418	$-
Debt exchanged for Charter Class A common stock	$-	$30

Addendum to Charter Communications, Inc. Fourth Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of
	December 31,	September 30,	December 31,
	2005 (a)	2005 (a)	2004 (a)

Customer Summary:
Customer Relationships:
Residential (non-bulk) analog video customers (b)	5,616,300	5,636,100	5,739,900
Multi-dwelling (bulk) and commercial unit customers (c)	268,200	270,200	251,600
Total analog video customers (b) (c)	5,884,500	5,906,300	5,991,500

Non-video customers (b)	272,700	261,800	228,700
Total customer relationships (d)	6,157,200	6,168,100	6,220,200

Average monthly revenue per analog video customer (e)	$75.88	$74.32	$70.50

Bundled customers (f)	1,944,800	1,872,700	1,659,700

Revenue Generating Units:
Analog video customers (b) (c)	5,884,500	5,906,300	5,991,500
Digital video customers (g)	2,796,600	2,749,400	2,674,700
Residential high-speed Internet customers (h)	2,196,400	2,120,000	1,884,400
Residential telephone customers (i)	121,500	89,900	45,400
Total revenue generating units (j)	10,999,000	10,865,600	10,596,000

Video Cable Services:
Analog Video:
Estimated homes passed (k)	12,519,300	12,336,000	12,085,900
Analog video customers (b)(c)	5,884,500	5,906,300	5,991,500
Estimated penetration of analog video homes passed (b) (c) (k) (l)	47%	48%	50%
Average monthly analog revenue per analog video customer (m)	$37.66	$37.95	$37.52
Analog video customers quarterly net loss (b) (c) (n)	(21,800)	(36,800)	(83,100)

Digital Video:
Estimated digital video homes passed (k)	12,427,800	12,236,700	12,000,500
Digital video customers (g)	2,796,600	2,749,400	2,674,700
Estimated penetration of digital homes passed (g) (k) (l)	23%	22%	22%
Digital penetration of analog video customers (b) (c) (g) (o)	48%	47%	45%
Digital set-top terminals deployed	3,981,100	3,908,800	3,791,600
Average incremental monthly digital revenue per digital video customer (m)	$26.45	$25.94	$23.99
Digital video customers quarterly net gain (loss) (g) (n)	47,200	63,800	(14,200)

Non-Video Cable Services:
High-Speed Internet Services:
Estimated high-speed Internet homes passed (k)	11,260,300	10,985,400	10,682,800
Residential high-speed Internet customers (h)	2,196,400	2,120,000	1,884,400
Estimated penetration of high-speed Internet homes passed (h) (k) (l)	20%	19%	18%
Average monthly high-speed Internet revenue per high-speed Internet customer (m)	$36.60	$36.86	$36.53
Residential high-speed Internet customers quarterly net gain (h) (n)	76,400	97,800	64,500

Telephone Services:
Estimated telephone homes passed (k)	2,918,000	2,365,400	914,900
Residential telephone customers (i)	121,500	89,900	45,400
Average monthly telephone revenue per telephone customer (m)	$39.57	$39.74	$41.95
Residential telephone customers quarterly net gain (i) (n)	31,600	22,100	5,200

Included in the 21,800 net loss of analog video customers for the fourth quarter of 2005 is approximately 8,200 of net losses related to systems impacted by hurricanes Katrina and Rita.
We currently estimate additional analog video customer losses of approximately 10,000 to 15,000 related hurricanes Katrina and Rita in the first quarter of 2006.

After giving effect to the sale of certain non-strategic cable systems in July 2005, December 31, 2004 analog video customers, digital video customers and high-speed Internet customers would have been 5,964,300, 2,663,200 and 1,883,800, respectively.

See footnotes to unaudited summary of operating statistics on page 6 of this Addendum.

Addendum to Charter Communications, Inc. Fourth Quarter 2005 Earnings Release

(a) “Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). In addtion, at December 31, 2005, September 30, 2005 and December 31, 2004, “customers” include approximately 50,500, 44,400 and 44,700 persons whose accounts were over 60 days past due in payment, approximately 14,300, 9,800 and 5,200 persons whose accounts were over 90 days past due in payment and approximately 7,400, 6,000 and 2,300 of which were over 120 days past due in payment, respectively.

(b) “Analog video customers” include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but excludes approximately 272,700, 261,800 and 228,700 customer relationships at December 31, 2005, September 30, 2005 and December 31, 2004, respectively, who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers.

(c) Included within "video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been used consistently.  As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d) "Customer relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and telephone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e) "Average monthly revenue per analog video customer" is calculated as total quarterly revenue divided by three divided by average analog video customers during the respective quarter.

(f) "Bundled customers" include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed Internet service or telephone. "Bundled customers" do not include customers who only subscribe to video service.

(g) “Digital video customers” include all households that have one or more digital set-top terminals. Included in "digital video customers" on December 31, 2005, September 30, 2005 and December 31, 2004 are approximately 8,600, 8,900 and 10,100 customers, respectively, that receive digital video service directly through satellite transmission.

(h) "Residential high-speed Internet customers” represent those customers who subscribe to our high-speed Internet service. At December 31, 2005, September 30, 2005 and December 31, 2004, approximately 1,943,000, 1,876,000 and 1,667,000 of these high-speed Internet customers, respectively, receive video and/or telephone services from us and are included within the respective statistics above.

(i) “Residential telephone customers” include all households receiving telephone service. As of December 31, 2005, September 30, 2005 and December 31, 2004, approximately 102,200, 72,100 and 34,100 of these telephone customers, respectively,  receive video and/or high-speed Internet services from us and are included within the respective statistics above.

(j) "Revenue generating units" represent the sum total of all analog video, digital video, high-speed Internet and telephone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k) “Homes passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

(l) "Penetration" represents customers as a percentage of homes passed for the service indicated.

(m) "Average monthly revenue per customer" represents quarterly revenue for the service indicated divided by three divided by the number of customers for the service indicated during the respective quarter.

(n) "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o) "Digital penetration of analog video customers" represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Fourth Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	Actual	Actual	Actual	Actual

Adjusted EBITDA (a)	$491	$512	$1,927	$1,926
Less: Purchases of property, plant and equipment	(273)	(285)	(1,088)	(924)

Un-levered free cash flow	218	227	839	1,002

Less: Interest on cash pay obligations (b)	(390)	(356)	(1,535)	(1,346)

Free cash flow	(172)	(129)	(696)	(344)

Purchases of property, plant and equipment	273	285	1,088	924
Special charges, net	(3)	(4)	(7)	(19)
Other, net	(2)	(10)	(12)	(21)
Change in operating assets and liabilities	46	(53)	(113)	(68)

Net cash flows from operating activities	$142	$89	$260	$472

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	Pro forma (c)	Pro forma (c)	Pro forma (c)	Pro forma (c)

Adjusted EBITDA (a)	$497	$509	$1,937	$1,905
Less: Purchases of property, plant and equipment	(273)	(285)	(1,087)	(920)

Un-levered free cash flow	224	224	850	985

Less: Interest on cash pay obligations (b)	(390)	(355)	(1,533)	(1,340)

Free cash flow	(166)	(131)	(683)	(355)

Purchases of property, plant and equipment	273	285	1,087	920
Special charges, net	(3)	(4)	(7)	(19)
Other, net	(2)	(10)	(12)	(21)
Change in operating assets and liabilities	46	(53)	(113)	(60)

Net cash flows from operating activities	$148	$87	$272	$465

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

(b) Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

(c) Pro forma results reflect the sales of systems in March and April 2004 and July 2005 as if they occurred as of January 1, 2004 for all periods presented and the removal of the financial impact of hurricanes Katrina and Rita.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable
GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Customer premise equipment (a)	$112	$106	$434	$451
Scalable infrastructure (b)	36	53	174	108
Line extensions (c)	20	37	134	131
Upgrade/Rebuild (d)	14	21	49	49
Support capital (e)	91	68	297	185

Total capital expenditures	$273	$285	$1,088	$924

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Fourth Quarter 2005 Earnings Release